Exhibit 4.14

SECOND AMENDMENT TO 12% SUBORDINATED NOTE DUE 2017 AND WARRANT TO PURCHASE

SHARES OF COMMON STOCK

This SECOND AMENDMENT TO 12% SUBORDINATED NOTE AND WARRANT TO PURCHASE SHARES OF COMMON STOCK (this “Agreement”) is by and between DAYBREAK OIL AND GAS, INC., a Washington corporation with its chief executive offices located at 601 W. Main Ave., Suite 1017, Spokane, Washington 99201 (the “Company”), and the undersigned (together with any successors or assigns, the “Holder”).

W I T N E S S E T H:

WHEREAS, pursuant to a 2010 private placement (the “Private Placement”), the Company issued to the Holder and other purchasers (collectively, the “Purchasers”) (a) a 12% Subordinated Note due 2015 (the “Notes”) and (b) a Warrant to Purchase Shares of Common Stock giving the Holder the right to purchase a number of shares of the Company’s common stock at an exercise price of $0.14 per share on the terms set forth therein (the “Warrants”).

WHEREAS, the Notes and the Warrants were amended pursuant to the terms of an Amendment to 12% Subordinated Note due 2015 and Warrant to Purchase Shares of Common Stock entered into between each Purchaser and the Company, which extended the maturity date of the Notes and the expiration date of the Warrants until January 29, 2017.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to offer to (a) extend the maturity date of the Notes and the expiration date of the Warrants to January 29, 2019 and (b) reduce the exercise price of the Warrants to $0.07, on the terms as set forth in this Agreement, and the Holder desires to agree to such extensions and lowered exercise price, on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Amendment to Note.  The Holder’s Note is hereby amended to amend the definition of Maturity Date (as defined in the Note) set forth in the Note to mean January 29, 2019.  Further, (a) all references in the Holder’s Note to January 29, 2017 shall hereafter be deemed references to January 29, 2019, and (b) the reference in the fourth paragraph of such Note to December 31, 2014 shall hereafter be deemed a reference to December 31, 2018.

2.

Amendment to Warrant. The Holder’s Warrant is hereby amended to (a) amend the definition of Expiration Date (as defined in the Warrant) to mean January 29, 2019 and (b) amend the definition of Exercise Price (as defined in the Warrant) set forth in the Note to mean $0.07 per share of Common Stock (as defined in the Warrant).

3.

Waiver.  The Holder acknowledges that the terms of the Notes provide that no cash payments will be made under any of the Notes unless a pro rata cash payment is simultaneously made under all the Notes (the “Payment Provision”).  However, although it is anticipated that each Purchase will enter into this Agreement, each Purchaser has the choice of whether or not to agree to an extension of the maturity date of their Notes and those holders who do not agree to such extension may have their Notes repaid in full.  Therefore, in such event, the Holder hereby waives the application of the Payment Provision of the Holder’s Note, solely with respect to any repayments made by the Company to other Purchasers who do not agree to a maturity date extension.

4.

Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Holder’s Note and Warrant, as amended to date, are and shall remain in full force and effect and are hereby ratified and confirmed by the Holder. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Holder’s Note or Warrant or for any purpose except as expressly set forth herein.

5.

Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company and the Holder inure to the benefit of their respective successors and assigns hereunder.

6.

Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the State of Washington with respect to contracts made and to be wholly performed in said State and for all purposes shall be construed in accordance with the laws of said State without regard to the principles of conflicts of law thereof that would defer to the substantive laws of another jurisdiction.

7.

Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

8.

Effective Date.  This Agreement shall become effective upon January 29, 2017 (the “Effective Date”) if and only if (a) the Company shall have received a copy, duly executed and delivered by the Holder on or prior to such date, and (b) every Purchaser has entered into an agreement with the Company with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, to be effective as of the Effective Date.

COMPANY:

DAYBREAK OIL AND GAS, INC., a Washington corporation

By:
Name: James F. Westmoreland
Title: President and Chief Executive Officer

HOLDER:

If an Entity:

Entity Name:

Signature:
Name:
Title:

If an Individual:

Signature:
Name:

Date:

Address: